UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 26, 2013

THE BABCOCK & WILCOX COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	001-34658	80-0558025
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13024 BALLANTYNE CORPORATE PLACE SUITE 700 CHARLOTTE, NORTH CAROLINA	28277
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including Area Code: (704) 625-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2013, our Board of Directors (the “Board”) appointed Jan A. Bertsch and Brian K. Ferraioli as members of the Board.

Ms. Bertsch has been appointed as a Class II director and as a member of the Compensation Committee and the Audit and Finance Committee. Ms. Bertsch serves as Executive Vice President and Chief Financial Officer of Sigma-Aldrich Corporation, a life science and technology company.

Mr. Ferraioli has been appointed as a Class I director and as a member of the Governance Committee and the Audit and Finance Committee. Mr. Ferraioli most recently served as Executive Vice President and Chief Financial Officer of The Shaw Group, Inc.

In accordance with our non-employee director compensation program, Ms. Bertsch and Mr. Ferraioli will each receive (1) an annual retainer of $70,000, payable quarterly in advance, and (2) meeting fees of $2,500 for each board meeting personally attended ($1,000 if attended by telephone) after the eighth board meeting held in the twelve months following each annual shareholders meeting and $1,500 for each committee meeting personally attended ($1,000 if attended by telephone). In addition, upon their appointment, Ms. Bertsch and Mr. Ferraioli each received a grant of 3,719 shares of our common stock (representing the 2013 stock grant awarded to non-employee directors under our director compensation program).

Neither Ms. Bertsch nor Mr. Ferraioli has any interest in any transactions requiring disclosure under Item 404(a) of Regulation S-K and there are no arrangements or understandings between Ms. Bertsch or Mr. Ferraioli and any other person pursuant to which they were appointed as directors.

A copy of our press release announcing the appointments is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated June 26, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE BABCOCK & WILCOX COMPANY

By:	/s/ David S. Black
David S. Black
Vice President and Chief Accounting Officer

June 26, 2013

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